Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of November 19, 2019 by and between MoneyLion Inc., a Delaware corporation, with its principal place of business at 30 West 21st Street, 9th Floor, New York City, New York, and Richard Correia (“Executive”). Company and Executive shall sometimes be referred to individually as the “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, the Company desires to retain Executive as an employee to provide services to the Company, and wishes to provide Executive with certain compensation and benefits in return for Executive’s services;

WHEREAS, Executive desires to be employed by the Company and provide such services to the Company as an Executive in return for certain compensation and benefits;

WHEREAS, this Agreement amends, restates, supersedes and otherwise replaces any existing employment agreement, whether written or oral, currently in existence between the Company and Executive, and provides benefits to Executive that Executive is not currently, and would not otherwise be, entitled to without this Agreement; and

WHEREAS, the Company and Executive wish to set forth in this Agreement the terms and conditions under which Executive will be employed by Company.

TERMS

NOW, THEREFORE, incorporating herein by reference the foregoing Recitals and in consideration of Executive’s employment with Company and of the mutual covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	employment.

The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions set forth herein.

1.1 Term. This Agreement is effective on and from November 19, 2019 (the “Effective Date”) and will continue for an initial period of two years (the “Initial Term”). Thereafter, this Agreement will automatically renew upon the same terms and conditions set forth below for successive one year terms (the “Term”) unless either Party provides three months’ prior notice to the other Party of intent not to renew the Agreement.

1.2 Position and Duties. Executive shall be employed in the position of Chief Financial Officer of the Company (“CFO”). Executive shall report directly to the Chief Executive Officer (“CEO”), and shall have the duties and responsibilities commensurate with such position and such other duties and responsibilities not inconsistent with the performance of his duties as CFO and as the CEO shall direct.

The services to be rendered by Executive shall include such services as are customarily rendered by persons engaged in the same capacity or in a similar capacity in the Company’s industry, pursuant to the terms and conditions set forth in this Agreement. Executive acknowledges and agrees that in Executive’s capacity as an officer of the Company, Executive owes fiduciary duties to the Company and any of their affiliated companies in accordance with applicable law.

1.3 Exclusive Services. During the Term, Executive will devote substantially his full business time and attention to the performance of his duties for the Company and will not engage in any other business activity (whether for compensation or otherwise) without the prior written consent of the CEO. Notwithstanding anything herein to the contrary, this Agreement shall not be interpreted to prohibit the Executive from serving in charitable and civic positions or on corporate boards and committees of for-profit companies, in each case with the prior written consent of the Chief Executive Officer, which consent shall not be unreasonably withheld if those activities do not materially interfere with the services required under this Agreement.

1.4 Executive’s Principal Place of Employment. The location of the Executive’s principal place of employment shall be at the Company’s headquarters in New York City, New York. In addition, Executive shall be expected to travel to other locations where the Company does business.

1.5 Executive’s Representations. With respect to performing the services, Executive represents and warrants that he has no rights, duties or obligations and is not subject to any restrictions under any prior agreement with any previous employer or other person or entity which prohibits him from performing the services called for hereunder. Executive also represents and warrants to the Company that the execution of this Agreement by Executive and his employment by the Company and the performance of his duties hereunder do not and will not violate or constitute a breach of any agreement, including any non-competition agreement, invention or secrecy agreement, with any previous employer or any other person or entity, and will not violate any injunction or other equitable order entered against his. Executive further represents that he is not currently a party to any lawsuit, administrative proceeding, arbitration or other legal dispute with any previous employer or any other person or entity, and if he has been a party to a lawsuit, administrative proceeding, arbitration or other legal dispute with any previous employer or any other person, he has provided the Company with copies of any judgments or orders entered in connection therewith. Executive agrees to promptly notify the Company immediately if any such conflicts occur in the future.

Executive further specifically represents to the Company that he has not brought to (and will not bring to) the Company, nor does he use any materials or documents (whether or not of a confidential nature) of any previous employer or other person or entity. The provisions of this section shall survive the termination of Executive’s employment with the Company.

1.6 Executive Indemnification. Executive agrees to indemnify, defend and hold harmless the Company and its successors and assigns from and against any claims, demands and causes of action made against the Company and any liability, judgments, deficiencies, damages, costs and expenses (including without limitation costs of suit, reasonable attorneys’ fees, consulting fees and experts’ fees) incurred or suffered by the Company referring or relating to: (a) Executive’s prior employment(s); (b) alleged use or use by Executive of another’s confidential information; (c) any duties or any obligations owed by Executive to any prior employers; (d) any alleged or actual breach by Executive of any agreements relating to confidential information; or (e) any breach of or failure by Executive to perform any warranties, covenants or agreements contained in this Agreement. The provisions of this section for indemnity shall survive the termination of Executive’s employment with the Company.

2.	compensation and benefits.

2.1 Salary. The Company shall pay Executive as compensation for his services hereunder a base salary at the annualized rate of $385,000 (the “Base Salary”), less applicable withholdings, which amount shall be paid in accordance with the Company’s regular payroll practices. Executive’s Base Salary shall be reviewed periodically and may be increased by an amount determined by the Company, in its sole and absolute discretion. Notwithstanding the foregoing, the Company may reduce Executive’s salary if it is part of a management-wide reduction in salaries in which Executive’s salary is not reduced a disproportionately greater percentage.

2.2 Incentive Stock Options. Subject to the approval of the Compensation Committee of the Company’s Board of Directors, Executive will be awarded Incentive Stock Options (ISOs) on a discretionary basis. The details of the ISOs will follow in a separate document.

2.3 Discretionary Bonus. With respect to each fiscal year during the Term, beginning in the 2019 fiscal year, which ends on December 31, 2019, Executive will be eligible to earn a discretionary bonus (“Discretionary Bonus”). In all instances, following the close of each fiscal year, the actual amount of the Discretionary Bonus, if any, shall be determined by the CEO and Compensation Committee, in their sole and absolute discretion, and may be based on, among other things, the portion of the fiscal year falling in the Term, Executive’s overall performance, and the performance of the Company. No Discretionary Bonus shall be earned until the CEO and Compensation Committee determine the amount thereof, if any, and communicates the same in writing to Executive. No amount of the Discretionary Bonus is guaranteed and Executive must be an employee of the Company in good standing on the Discretionary Bonus payment date to be eligible to receive a Discretionary Bonus and only absent an issue of solvency and/or a material adverse effect on the U.S. business; e.g. a material regulatory compliance breach/material customer data breach/material brand impact, or similar event.

Notwithstanding the foregoing, per Section 3.8.3 in the event Executive is terminated without Cause or terminates for Good Reason (as those terms are defined below), or per Section 3.8.4 in the event Executive is terminated due to a Change in Control (as that term is defined below), prior to the payment date of the Discretionary Bonus, Executive will still be eligible to earn the Discretionary Bonus, if any.

Executive shall not receive any Discretionary Bonus: (a) for any fiscal year in which Executive does not work for the Company, regardless of the reason(s) for Executive’s termination; (b) if Executive is terminated for Cause; (c) if Executive terminates without Good Reason; or (d) because of Executive’s death, as those terms are defined or referenced in this Agreement.

2.4 Benefit Plans. Executive shall be eligible for Company benefits in accordance with Company policy.

3.	termination of employment.

The Parties acknowledge that Executive’s employment relationship with the Company is at-will, subject to the following terms and conditions.

3.1 Termination By The Company For Cause. Notwithstanding any other provision of this Agreement, Executive’s employment under this Agreement may be terminated at any time by the Company for Cause (as defined below in Section 3.7.1) by delivery of written notice to Executive. Any such notice of termination shall effect termination as of the date the written notice is delivered, or as of such later date as specified in the notice. All outstanding equity awards shall cease to vest.

3.2 Resignation by Executive. Notwithstanding any other provision of this Agreement, Executive may resign from his employment under this Agreement without Good Reason by delivery of written notice to the Company. Any such notice of resignation shall effect termination three months after Executive gives written notice to the Company of Executive’s resignation; provided that the Company may set a termination date at any time between the date of notice and the stated effective date of resignation, in which case Executive’s resignation shall be effective as of, and the date of termination of employment shall be, the date determined by the Company. For avoidance of doubt, in the event that the Company so shortens the time period between the date Executive gives written notice of Executive’s resignation and the effective date of Executive’s resignation, this shall not be construed as a termination by the Company without Cause. All vested equity shall be handled in accordance with the applicable incentive plans and award agreements.

3.3 Termination by the Company without Cause or Resignation by Executive for Good Reason. Notwithstanding any other provision of this Agreement, Executive’s employment under this Agreement may be terminated either (i) by the Company without Cause (other than in Connection with a Change of Control) by delivery of written notice to Executive or (ii) by Executive for Good Reason, as defined below in Section 3.7.3, at any time. A termination without Cause shall be effective on the date Executive is so informed, or as otherwise specified by the Company. A Resignation for Good Reason shall be effective 30 days from the date the Company receives a Resignation from Executive.

3.4 Termination for Death or Complete Disability. Executive’s employment with the Company shall automatically terminate effective upon the date of Executive’s Death or Disability (as defined below in Section 3.7.2). In the event of Disability, Executive shall be eligible for benefits under the Company’s long-term disability insurance coverage, if any. All outstanding equity awards shall cease to vest. All vested equity shall be handled in accordance with the applicable incentive plans and award agreements. Any equity awards that are not vested as of Executive’s Termination Date will be cancelled immediately.

3.5 Termination Without Cause Following Change of Control. If at any time during the Term of this Agreement there is a Change in Control of the Company, as defined below in Section 3.7.4, the Company or its successor may elect to terminate Executive’s employment by delivery of written notice to Executive. A termination following a Change of Control shall be effective on the date Executive is so informed.

3.6 Nonrenewal of this Agreement. If the Company provides written notice of nonrenewal of this Agreement in accordance with Section 3 herein, the Executive’s termination of employment in connection with this nonrenewal shall be deemed to be a termination of the Executive’s employment by the Company without Cause and the Executive shall be eligible for the payments and severance benefits set forth in Section 3.8 herein.

3.7 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

3.7.1 Cause. Cause shall mean the occurrence of any of the following events, as determined by the Board of Directors:

(a) conviction by, or entry of a plea of guilty or nolo contendere, in a court of competent and final jurisdiction for any crime involving moral turpitude, any felony offense, or which could have a material adverse impact on the business operations or financial or other condition of the Company, or which has resulted in imprisonment;

(b) Executive’s breach of any of the terms and conditions of the Confidentiality and Assignment of Inventions Agreement attached hereto as Exhibit 1 or the IP Assignment Agreement (Exhibit 2) and discussed below in Section 4;

(c) Executive’s fraud, embezzlement or willful misconduct injurious to the Company;

(d) Executive’s continuing repeated, intentional or willful failure or refusal to perform Executive’s duties and responsibilities as required by this Agreement, including but without limitation, Executive’s inability to perform Executive’s duties hereunder as a result of chronic alcoholism or drug addiction and/or as a result of Executive’s intentional or willful failure to comply with any laws, rules, or regulations of an governmental entity applicable to Executive’s employment by the Company;

(e) Executive’s gross misconduct, gross negligence, material violation of any fiduciary duty or duty of loyalty to the Company, or Executive’s intentional or willful breach of any material provision of this Agreement;

(f) Executive’s intentional commission of any act which could be materially detrimental to Company’s business or goodwill or willful act or omission which is materially injurious to the financial condition or business reputation of the Company; or

(g) Executive’s failure to fully cooperate in any Company investigation or violation of a Company written policy and/or procedure, including, but not limited to, policies and procedures pertaining to prevention of harassment, discrimination, bullying, abusive conduct, and workplace violence.

3.7.2 Disability. Executive shall be determined to be disabled if, as a result of a physical or mental illness or injury, a physician selected by the Company determines that Executive’s incapacity constitutes a disability for purposes of the Company’s long-term disability insurance coverage, if any; or in the event the Company does not have a long-term disability policy, “Disability”’ shall mean any physical or mental disability that prevents or is objectively expected to prevent Executive from substantial performance of Executive’s duties, with or without an accommodation. For purposes of this Section, at the Company’s request, Executive agrees to make himself available and to cooperate in a reasonable examination by such independent physician. A termination of Executive’s employment by the Company for Disability shall be communicated to Executive by written notice, and shall be effective as stated therein.

3.7.3 Good Reason. “Good Reason” means the occurrence of any of the following events without Executive’s prior written consent:

1. The assignment to Executive of duties materially inconsistent with his position or a materially adverse alteration in the nature of Executive’s duties and/or responsibilities, titles or authority; or

2. Commencement of any case under Title 11 of the United States Code or any other bankruptcy, reorganization, receivership, custodianship, or similar proceeding under any state or federal law by or against Company and, with respect to any such case or proceeding that is involuntary, such case or proceeding is not dismissed within ninety (90) days of the filing thereof; or

3. Company’s breach of any material terms and conditions of this Agreement.

Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless Executive gives the Company written notice within 30 days after the occurrence of the event which Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which Executive believes constitutes the basis for Good Reason. If the Company fails to cure such act or failure to act within 30 days after receipt of such notice, Executive may terminate his employment for Good Reason within ten days of the expiration of such 30 day Company cure period by written notice to the Company (a “Good Reason Termination Final Notice”).

3.7.4 Change in Control. For purposes of this Agreement, a “Change in Control” shall occur or be deemed to occur upon a merger, acquisition, affiliation or sale of at least 51% of the Company’s assets, but only if 50% or more of the members of the Board of Directors of the resulting organization acquiring at least 51% of the Company’s assets were not members of the Company’s Board of Directors immediately prior to such merger, acquisition, affiliation or sale.

3.8 Compensation Upon Termination.

3.8.1 If the Executive’s employment is terminated under this Agreement for any of the reasons described in this Section 3, Executive or his estate shall be entitled to receive (a) any accrued but unpaid Base Salary up to the effective date of termination, (b) any benefits under any plans of the Company in which Executive is a participant to the full extent Executive is entitled to receive such benefits at the time of his death or termination of employment, and (c) any unreimbursed business expenses incurred by Executive in connection with his duties hereunder for which Executive is entitled to reimbursement, all to the date of termination. Except as set forth below, Executive shall not be entitled to any other compensation or reimbursement of any kind.

3.8.2 Additionally, in the event of a termination of employment under Section 3.3 above on or after six consecutive months of continuous employment (Executive is not on any type of a leave of absence) from the Effective Date, subject to Executive furnishing to the Company an executed waiver and general release of any and all known and unknown claims, in the form attached hereto as Exhibit 3 (the “Release”) within 60 days following Executive’s “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h) and without regard to any alternate definition thereunder) (a “Separation from Service”), and not revoking the Release as described in therein, then: (a) Executive shall be entitled to continuation of Executive’s Base Salary (at the annual Base Salary rate in effect at the time of termination and subject to standard payroll deductions and withholdings) for a period of six months following the termination date (the “Severance Period”); provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release (namely, the date it can no longer be revoked) shall accrue and be paid in the first payroll date that follows such effective date with subsequent payments occurring on each subsequent Company payroll date, (b), subject to Executive’s timely election to exercise Executive’s rights under federal law (29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), the Company shall pay, or reimburse Executive for, the cost of continued participation in the Company’s group medical and/or dental plans which cover Executive (and eligible dependents) pursuant to COBRA, but only for the portion of the premiums equal to the portion being paid by the Company for Executive as of immediately prior to the termination date from the date of employment termination through the earliest of (i) the last day of the month which falls six months from the effective date of termination, (ii) the date Executive is no longer eligible for COBRA, or (iii) the date that Executive first becomes eligible for comparable health care or dental care coverage, as applicable, pursuant to the health and dental care plan of a new employer; provided, however, that any such payments or reimbursements otherwise scheduled to be made prior to the effective date of the Release (namely, the date it can no longer be revoked) shall accrue and be paid in the first payroll date that follows such effective date; (c) a Discretionary Bonus, if any, if the CEO and Compensation Committee in their sole discretion decide to award a Discretionary Bonus; and (d) notwithstanding any provision to the contrary in the Company’s Stock Option Plan (or a successor plan) all shares held by the Executive at the time of his termination date that would have vested through the end of the 12-month period following the Executive’s termination date shall immediately vest in full and/or become immediately exercisable or payable on the Executive’s termination.

Notwithstanding anything to the contrary in this Agreement, if the period during which Executive may sign the Release begins in one calendar year and ends in another, then any severance pay and any COBRA premium payment (collectively “Severance Payment”) or reimbursement benefits shall accrue and be paid in the calendar year that follows such Separation from Service.

The payments required to be made under Section 3.8.2 shall be reduced by the amount of any severance pay due or otherwise paid to Executive pursuant to any severance pay plan of the Company to the extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance issued thereunder and any state law of similar effect (collectively, “Section 409A”).

Notwithstanding anything contained in this Agreement to the contrary, the obligation to make the addition payments described in this section shall cease immediately in the event of a breach of the Confidentiality and Assignment of Inventions Agreement (Exhibit 1), the IP Assignment Agreement (Exhibit 2), as discussed below in Section 4 or the Stock Option Program; provided, that nothing in this Agreement shall be construed to affect Executive’s right to receive continuation of group health plan benefits under COBRA to the extent authorized and in accordance with federal law at Executive’s own cost.

3.8.3 Additionally, in the event of a termination of employment under Section 3.5 above, within 12 months after a Change in Control, subject to Executive furnishing to the Company an executed waiver and general release of any and all known and unknown claims, in the form attached hereto as Exhibit 3 (the “Release”) within 60 days following Executive’s “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h) and without regard to any alternate definition thereunder) (a “Separation from Service”), and not revoking the Release as described in therein, then: (a) Executive shall be entitled to continuation of Executive’s Base Salary (at the annual Base Salary rate in effect at the time of termination and subject to standard payroll deductions and withholdings) for a period of 12 months following the termination date (the “Severance Period”); provided, however, that ,any payments otherwise scheduled to be made prior to the effective date of the Release (namely, the date it can no longer be revoked) shall accrue and be paid in the first payroll date that follows such effective date with subsequent payments occurring on each subsequent Company payroll date, (b), subject to Executive’s timely election to exercise Executive’s rights under federal law (29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), the Company shall pay, or reimburse Executive for, the cost of continued participation in the Company’s group medical and/or dental plans which cover Executive (and eligible dependents) pursuant to COBRA, but only for the portion of the premiums equal to the portion being paid by the Company for Executive as of immediately prior to the termination date from the date of employment termination through the earliest of (i) the last day of the month which falls 12 months from the effective date of termination, (ii) the date Executive is no longer eligible for COBRA, or (iii) the date that Executive first becomes eligible for comparable health care or dental care coverage, as applicable, pursuant to the health and dental care plan of a new employer; provided, however, that any such payments or reimbursements otherwise scheduled to be made prior to the effective date of the Release (namely, the date it can no longer be revoked) shall accrue and be paid in the first payroll date that follows such effective date; (c) a Discretionary Bonus, if any, if CEO and Compensation Committee in their sole discretion decide to award a Discretionary Bonus; and (d) notwithstanding any provision to the contrary in the Company’s Stock Option Plan (or a successor plan) all shares held by the Executive at the time of his termination date shall immediately vest in full and/or become immediately exercisable or payable on the Executive’s termination date.

Notwithstanding anything to the contrary in this Agreement, if the period during which Executive may sign the Release begins in one calendar year and ends in another, then any severance pay and any COBRA premium payment (collectively “Severance Payment”) or reimbursement benefits shall accrue and be paid in the calendar year that follows such Separation from Service.

The payments required to be made under Section 3.8.3 shall be reduced by the amount of any severance pay due or otherwise paid to Executive pursuant to any severance pay plan of the Company to the extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance issued thereunder and any state law of similar effect (collectively, “Section 409A”).

Notwithstanding anything contained in this Agreement to the contrary, the obligation to make the addition payments described in this section shall cease immediately in the event of a breach of the Confidentiality and Assignment of Inventions Agreement (Exhibit 1) or IP Assignment Agreement (Exhibit 2), as discussed below in Section 4 or the Stock Option Program; provided, that nothing in this Agreement shall be construed to affect Executive’s right to receive continuation of group health plan benefits under COBRA to the extent authorized and in accordance with federal law at Executive’s own cost.

3.9 Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Benefits”) that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a Separation from Service, unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A. It is intended that each installment of the Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that the Benefits payments set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Benefits payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation from Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Benefits payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Benefits in accordance with the applicable payment schedules set forth in this Agreement. While it is intended that all payments and benefits provided under this Agreement or otherwise to Executive will be exempt from or comply with Section 409A, the Company makes no representation or covenant to ensure that any such payments or benefits are exempt from or compliant with Section 409A. The Company will have no liability to Executive or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. Executive further understands and agrees that Executive will be entirely responsible for any and all taxes on any payments and benefits provided to Executive as a result of this Agreement. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

3.10 No Further Obligations. Except as set forth above, the Company shall have no further obligations to Executive under this Agreement, except as otherwise provided by law or under any benefit plan then in effect in which Executive participates and then only in accordance with such benefit plan.

3.11 Return of Property. Upon termination of employment for any reason, Executive shall immediately return to the Company without condition all files, records, keys, and other property of the Company.

4.	confidentiality and intellectual property agreements.

The Executive acknowledges, understands, and agrees that the Executive’s employment with the Company is subject to and conditioned upon the Executive’s execution of the Confidentiality and Assignment of Inventions Agreement, attached hereto as Exhibit 1 and the IP Assignment Agreement, attached hereto as Exhibit 2, the terms of which are incorporated herein by reference. The Executive also acknowledges, understands, and agrees that the terms and conditions of these two agreements shall survive the termination of this Agreement.

5.	dispute resolution.

5.1 Arbitration. Any and all disputes, claims or controversies (“Claims”) arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity hereof, or the Executive’s employment or its termination, that the Company may have against Executive or that Executive may have against (a) the Company (b) its officers, directors, shareholders, employees or agents, (c) the Company’s affiliated entities, and/or (d) all successors past, present or future, and assigns of any of them, shall be resolved by binding arbitration as set forth herein.

The Claims to be arbitrated include, but are not limited to: claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for unlawful discrimination or unlawful harassment (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, physical or mental disability or handicap, or medical condition, pregnancy or pregnancy related condition, or any other condition against which discrimination is unlawful under federal, state, or local law, ordinance, or regulation); claims for benefits (except claims under an executive benefit or pension plan that either specifies that its claims procedure shall culminate in an arbitration procedure different from this one, or is underwritten by a commercial insurer which decides claims); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance. Nothing in this Agreement shall be construed as precluding the Executive from filing a: (i) claim for workers’ compensation or unemployment compensation benefits; and (ii) claim with the Equal Employment Opportunity Commission, or similar fair employment practices agency in New York, or an administrative charge within the jurisdiction of the National Labor Relations Board, or the New York Labor Department; however, any such administrative claim that cannot be resolved administratively through such an agency shall be subject to this Agreement.

Except as otherwise provided herein, arbitration shall be governed by and proceed in accordance with and be subject to the provisions of the Federal Arbitration Act (“FAA”). However, to the extent that the FAA is inapplicable or held not to require arbitration of a particular Claim or Claims, the New York Arbitration Act (NY CLS CPLR §§ 7501, et seq.) or any successor or replacement statute(s), shall apply.

Except as otherwise provided herein, the arbitration shall be commenced and conducted in accordance with the Employment Arbitration Rules & Mediation Procedures of JAMS as in effect at the time of commencement of the Arbitration (“JAMS Rules”) https://www.jamsadr.com/rules-employment-arbitration/english. Any arbitration shall be held in New York City, New York. The exact time and location of the arbitration proceeding will be determined by the arbitrator. The parties shall jointly select one arbitrator from the JAMS panel of arbitrators who shall be either a retired judge or an attorney who is experienced in the area of dispute.

Any demand for arbitration shall be in writing and must be made within a reasonable time after the claim, dispute, or other matter in question has arisen. In no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based upon such claim, dispute or other matter would be barred oy the applicable statute of limitations.

The arbitrator shall apply the law of the state of New York or federal law, or both, as applicable to the issues asserted and shall be without jurisdiction to apply any different substantive law. The arbitrator shall hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the arbitrator deems advisable. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under New York law. The arbitrator may issue orders to protect the confidentiality of proprietary information, trade secrets or other sensitive information.

Although conformity to legal rules of evidence shall not be necessary, the arbitrator shall determine the admissibility, relevance, and materiality of the evidence offered and may exclude evidence deemed by the arbitrator to be cumulative or irrelevant, and shall take into account applicable principles of legal privilege, such as those involving the confidentiality of communications between a lawyer and client.

The arbitrator shall render an award and a written opinion, which will consist of a written statement signed by the arbitrator regarding the disposition of each Claim and the relief, if any, as to each Claim and also contain a concise written statement of the reasons for the award, stating the essential findings and conclusions of law upon which the award is based, no later than thirty days from the date the arbitration hearing concludes or the post hearing briefs (if requested) are received, whichever is later. The award of the arbitrator, which may include equitable relief, shall be final and binding upon the parties and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Either party may bring an action in any court of competent jurisdiction to compel arbitration and to enforce an arbitration award.

5.2 Mediation. The Parties agree that any and all Claims subject to arbitration as described in Section 5.1 of this Agreement, shall be first submitted to JAMS, or its successor, for mediation in New York City, New York, and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration pursuant to the arbitration clause set forth in Section 5.1 above. Either Party may commence mediation by providing to JAMS and the other Party a written request for mediation, setting forth the subject of the dispute and the relief requested. The Parties will cooperate with JAMS and with one another in selecting a mediator from JAMS’ panel of neutrals, and in scheduling the mediation proceedings as soon as possible. The Parties covenant that they will participate in the mediation in good faith. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either Party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session. The mediation may continue after the commencement of arbitration if the Parties so desire. Unless otherwise agreed by the Parties, the mediator shall be disqualified from serving as arbitrator in the case. The provisions of this clause may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the Party against whom enforcement is ordered.

5.3 Mediation and Arbitration Costs. The Party initiating the mediation and arbitration will be responsible for paying the initial filing fees with JAMS. The fees of the arbitrator and costs of the mediation and arbitration (except the initial filing fee) shall be borne equally by the Parties. Each Party shall pay for its own costs and attorneys’ fees, if any.

5.4 Exclusive Remedy. Except as set forth in Section 5.5 below, the Parties understand and agree that the mediation and arbitration provisions of this Agreement shall provide each Party with its/his exclusive remedy with respect to this Agreement, and each Party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By electing arbitration as the means for final settlement of all claims, the Parties hereby waive their respective rights to, and agree not to, sue each other in any action in a federal, state or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The Parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

5.5 Equitable Relief. Notwithstanding the above, either Party may file a request with a court of competent jurisdiction for equitable relief and expedited discovery, including but not limited to injunctive relief, pending resolution of any Claim through the arbitration procedure set forth herein; provided, however, in such cases the merits of the Claims will be decided by the Arbitrator, who will have the same ability to order legal or equitable remedies as a court of general jurisdiction.

6.	other terms and conditions.

6.2 Entire Agreement; Modification. This Agreement, the Stock Option Program, and attached Confidentiality and Assignment of Inventions Agreement and IP Agreement set forth the entire understanding and agreement of the Parties with respect to the subject matter hereof and thereof, supersede all existing agreements, arrangements or understandings, whether oral or written, between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

6.3 Assignment. This Agreement and all rights hereunder are personal to the Executive and may not be assigned by Executive, nor may any of Executive’s duties hereunder be delegated at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets; provided, however, that any such assignee expressly assumes the Company’s obligations hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns.

6.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York without regard to principles of conflicts of law.

6.5 Survival. The covenants, agreements, representations and warranties contained in Sections 1.5 and 1.6 or made by Executive in Sections 4, 5, and 6 hereof shall survive the termination of this Agreement and Executive’s employment with the Company.

6.6 Third Party Beneficiaries. Except as expressly provided herein with respect to successors and assigns of the parties, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party to this Agreement.

6.7 Waiver. The failure of either Party hereto at any time to enforce performance by the other Party of any provision of this Agreement shall in no way affect such Party’s rights thereafter to enforce the same, nor shall the waiver by either Party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

6.8 Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the Parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

6.9 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed effectively given (a) upon personal delivery, (b) on the third day following deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, or (c) on the next day following deposit with a nationally recognized courier service such as Federal Express) for overnight delivery, addressed to the other Party hereto at such Party’s address hereinafter shown below or at such other address as such party may designate by written notice to the other party hereto:

To Executive at:	Richard Correia
400 West 61st St, Unit 2530
Waterline Square Tower Two
New York, New York 10069
To Company at:	MoneyLion
30 West 21st Street,
9th Floor,
New York City, New York 10010
Attn: Dee Choubey/CEO
With a copy to:	Nossaman LLP
18101 Von Karman Avenue, 18th Floor
Irvine, CA 92612
Attn: Veronica M. Graye

6.10 Severability. In the event any one or more of the terms, conditions or provisions contained in this Agreement should be found in a final award or judgment to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining terms, conditions and provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall be interpreted and construed as if such term, condition or provision, to the extent the same shall have been held invalid, illegal or unenforceable, had never been contained herein, provided that such interpretation and construction is consistent with the intent of the parties as expressed in this Agreement. If any term, condition or provision contained in this Agreement shall be determined under applicable law to be overly broad in duration, geographical coverage or substantive scope, such term, condition or provision shall be deemed narrowed to the broadest terms permitted by applicable law.

6.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, THAT HE UNDERSTAND ITS TERMS, THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN COMPANY AND EXECUTIVE RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT, AND THAT EXECUTIVE HAS ENTERED INTO THE AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT EXECUTIVE IS GIVING UP ANY RIGHT TO A JURY TRIAL.

Executive initials:	/s/ RC

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY:	MoneyLion Inc.

	By:	/s/ Dee Choubey
Dee Choubey
Chief Executive Officer

EXECUTIVE:	/s/ Richard Correia
Richard Correia

EXHIBIT 1

[CONFIDENTIALITY AND ASSIGNMENT OF INVENTIONS AGREEMENT]

EXHIBIT 2

[IP AGREEMENT]

EXHIBIT 3

[RELEASE]

[__________________, 20__]

Richard Correia
400 West 61st St, Unit 2530
Waterline Square Tower Two
New York, New York 10069

Re: Confidential Separation and Release Agreement

Dear Richard:

This letter constitutes the confidential separation and release agreement (this “Agreement”) that Moneylion Inc. (the “Company”) is offering to you (“you”) to aid in your employment transition. The obligations of the Company to provide severance benefits pursuant to this Agreement will not become effective until the Effective Date as provided in Article 11 below. The Company and you shall sometimes be referred to collectively as the “Parties” or individually as the “Party.”

ARTICLE 1 Separation Date. Your last day of work with the Company and your employment termination date will be [_________________, 20__] (the “Separation Date”).

ARTICLE 2 Accrued Salary and Vacation. On the Separation Date, the Company will pay you all accrued salary, all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

ARTICLE 3 Severance. Provided you sign and return this Agreement and do not revoke it during the Revocation Period described below in Section 11, the Company will pay you the severance benefits to which you are entitled to as set forth in Section 3.8.3 [or 3.8.4] of your Employment Agreement effective as of November [ ], 2019 (the “Employment Agreement”).

ARTICLE 4 Health Care Continuation Coverage. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you may be eligible to continue your group health insurance benefits after the Medical Period at your own expense regardless of whether you sign this Agreement. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

ARTICLE 5 Other Compensation or Benefits. Other than the Severance Payment described above in Article 3, you acknowledge that no other payments or benefits shall be due and owing to you from the Released Parties, as defined below in Article 11, for any reason whatsoever. You specifically acknowledge that you have received all wages and benefits accrued through the day you have executed this Agreement.

ARTICLE 6 Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice. You are entitled to these payments regardless of whether or not you sign this Agreement.

ARTICLE 7 Proprietary Information, Non-Solicitation and Non-Competition Obligations. Both during and after your employment you acknowledge your continuing obligations under your Confidentiality and Assignment of Inventions Agreement (“Agreement”), the IP Agreement, and the Stock Option Program and to comply with your post-employment restrictions. A copy of these agreements, are attached hereto respectively as Exhibits 1, 2, & 3.

ARTICLE 8 Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that you may disclose this Agreement (a) to your immediate family; (b) to your attorney, accountant, auditor, tax preparer, and financial advisor in confidence; and (c) insofar as such disclosure may be required by law.

ARTICLE 9 No Voluntary Adverse Action; Cooperation. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims; provided that, you may respond accurately and fully to any questions, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. Further, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation), and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) reasonably necessary to carry out the terms of this Agreement. Nothing in this Article 9 is intended to prevent you from taking any action that is protected by federal, state or local statute or law, including, but not limited to, filing any charge or cooperating with the U.S. Equal Employment Opportunity Commission; provided, however, that pursuant to Article 11 below, you hereby waive any and all monetary relief from any such filing or cooperation.

ARTICLE 10 No Admissions. Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

ARTICLE 11 General Release of Claims. In exchange for the payments and benefits, and other consideration provided to you by this Agreement that you are not otherwise entitled to receive, you, on behalf of yourself, your spouse and child or children (if any), agents, representatives, attorneys, assignees, heirs, beneficiaries, devisees, executors, administrators and successors in interest, hereby generally and completely release and forever discharge the Company and all of its current, former, and future owners, directors, officers, members, managers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns and past, present, and future owners, directors, officers, members, managers, shareholders, agents, associates, representatives, employees, attorneys, insurers, and any other predecessors, successors, assigns, or legal representatives of any of them (all of the above collectively, the “Released Parties”), to the extent permitted by law, from any and all liability, actions, causes of action, claims, charges, complaints, demands, grievances, obligations, losses, damages, injuries and legal responsibilities, of any type whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which Employee ever had or held, now has or holds or hereafter can, shall or may have or hold against the Released Parties, based on any claims or occurrences arising prior to the Effective Date of this Agreement (collectively, “Released Claims”). Released Claims defined in the immediately preceding sentence and released herein by Employee as to the Released Parties include, without limitation: (1) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, profits interests, or any other equity or ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) any other claim under present or future federal, state or local statute or law, including, but not limited to, claims under New York , Utah and California statutes, the Fair Labor Standards Act, the Equal Pay Act, National Labor Relations Act, Labor Management Relations Act, Employee Retirement Income Security Act, Title VII of the Civil Rights Act of 1964, as amended, Civil Rights Act of 1991, Americans with Disabilities Act, as amended, Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, the Rehabilitation Act, Executive Order 11246, Family and Medical Leave Act, Sarbanes-Oxley Act of 2002, Worker Adjustment and Retraining Notification Act, the Consolidated Omnibus Budget Reconciliation Act, the Code of Federal Regulations, and all claims under any other federal, state, municipal or other governmental statute, regulation, ordinance or order, except for those claims that cannot be released as a matter of law.

You further acknowledge and agree that except for the rights and obligations created by this Agreement no other payments or benefits, of any nature, are due to you from any of the Released Parties for any reason whatsoever, and the Released Parties shall have no other obligations to you. You further understand and acknowledge that you cannot and will not file any cause of action, claim, charge or lawsuit for the purpose of obtaining any monetary award, reinstatement of his employment or for any equitable relief. You also understand and acknowledge that you shall not seek or apply for re-employment with any of the Released Parties. You further understand and acknowledge that the term “employment” in this Agreement shall refer to any and all services you provided to any of the Released Parties, whether in the capacity of employee or otherwise.

You further acknowledge and understand that you are not releasing any claim that cannot be waived under applicable state or federal law. You are not releasing any claims for breach of this Agreement and any claims arising after the Effective Date of this Agreement. You are not releasing any rights that you have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, any indemnification agreement between you and the Company, or any directors’ and officers’ liability insurance policy of the Company or with respect to any right to equity in the Company held by you, pursuant to an applicable written grant, purchase or award agreement.

ARTICLE 12 ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that you fully understand the terms, conditions, and provisions of this Agreement. You also acknowledge that you have freely and voluntarily entered into this Agreement without any threat, coercion, or intimidation by any person. You further acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you are not waiving your right, if any, to file a complaint or charge with the EEOC or participate in any investigation or proceeding conducted by the EEOC with respect to an age discrimination claim that arose prior to the Effective Date of this Agreement, but are waiving your right to recover damages or to seek reinstatement pursuant to such complaint or charge; (c) this provision does not purport to waive ADEA rights or claims that may arise from acts or events occurring after the Effective Date of this Agreement; (d) you should consult with an attorney prior to signing this Agreement; (e) you have 21 days to consider this Agreement (although you may choose to voluntarily sign it sooner provided it is not prior to the first day after your Separation Date); (f) you have seven (7) days following the date you sign this Agreement to revoke it (“Revocation Period”), with such revocation to be effective only if you deliver written notice of revocation to the Company at within the seven day period; and (e) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”).

You also understand that the foregoing paragraph does not apply to any challenge you may make regarding the knowing and voluntary nature of the release of your claim for age discrimination, if any, under the ADEA. You also understand, however, that if you pursue a claim against any of the Released Parties for age discrimination under the ADEA, a court has the discretion to determine whether any of the Released Parties are entitled to restitution, recoupment, or setoff against a monetary award obtained by you in any proceeding. You also recognize that, as a result of such challenge, the Released Parties may be entitled to recover costs and attorneys’ fees incurred by them as specifically authorized under applicable law.

Notwithstanding the foregoing, you further understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, or any other federal, state or local governmental agency or commission (“Government Agencies”) but is waiving your right to recover damages or to seek reinstatement pursuant to such complaint or charge. You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

ARTICLE 13 Waiver of Unknown Claims. It is a further condition of the consideration herein and is the intention of the parties in executing this Agreement that the release of claims shall be effective as a bar to each and every claim, demand and cause of action herein above specified or generically described and, in furtherance of this intention, Employee hereby expressly waives any and all rights or benefits conferred by the provisions of Section 1542 of the California Civil Code and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of actions, if any, as well as those relating to any other claims, demands and causes of actions hereinabove specified. Section 1542 provides:

GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASING PARTY.

Thus, for the purposes of making a complete settlement of all claims which you may have or claim to have against the Released Parties, you waive and release any and all claims against the Released Parties, including claims which are unknown and unsuspected as of the Effective Date of this Agreement. You warrant that you have read this Agreement, including the Section 1542 Waiver, and have had an opportunity to consult with counsel of your own choosing about this Agreement and specifically about the Section 1542 Waiver, and that you understand this Agreement and the Section 1542 Waiver. You acknowledge that you may later discover facts different from or in addition to those you now know or believe to be true regarding the matters released or described in this Agreement, and even so you agrees that the releases and agreements contained in this Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. You assume any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies released or described in this Agreement or with regard to any facts now unknown to you relating thereto.

You acknowledge that you have not heretofore assigned or transferred to or purported to assign or transfer to any person or entity the Released Claims or any part or portion thereof, and agree to indemnify and hold harmless the Released Parties from and against any claim, demand, controversy, damage, debt, liability, account, reckoning, obligation, cost, expense, lien, action or cause of action (including the payment of attorneys’ fees and costs actually incurred whether or not litigation commenced) based on, in connection with, or arising out of any assignment or transfer or claimed assignment or transfer thereof.

ARTICLE 14 No Pending Charges. You represent that you have no pending complaints, actions, charges or claims of any nature against the Released Parties, or any of them, based on or related to any events or actions that occurred prior to the execution of this Agreement. Except as set forth in Article 11 above, you agree not to file any complaints, actions, charges or claims of any nature against any one or more of the Released Parties relating to any event or alleged event, including, but not limited to, those arising from your employment by the Company and/or its termination, which occurred from the beginning of time until the execution of this Agreement by you. Additionally, you agree that should any person or entity file or cause to be filed any civil action, suit, arbitration, or legal proceeding seeking equitable or monetary relief concerning any aspect of your employment relationship with the Company or the termination of that employment, you will not seek or accept any personal relief from or as the result of such civil action, suit, arbitration, or legal proceeding.

ARTICLE 15 Other Representations and Warranties.

15.1 No Representations. Each Party represents and warrants that, except as expressly set forth herein, no representations of any kind or character have been made to induce it to execute and enter into this Agreement.

15.2 Legal Advice and Voluntary Execution. Each Party represents and warrants that it: (a) had the opportunity to obtain legal advice from legal counsel of its choice before entering into this Agreement, (b) has read the contents of this Agreement; (c) fully understands the terms and consequences of this Agreement; (d) enters this Agreement voluntarily; and (e) shall not deny the validity of this Agreement on the grounds that it did not have advice of counsel or did not voluntarily and knowingly enter into this Agreement and agree to each of its terms.

15.3 Notice. All notices hereunder shall be in writing and delivered either personally, by United States registered or certified mail, postage prepaid and return receipt requested, by facsimile or electronically transmitted (for example: pdf files).

If to the Company:

MoneyLion
30 West 21st Street,
9th Floor, New York City, New York 10010
Attn: Dee Choubey/CEO

Copy To

Veronica M. Gray
Nossaman LLP
18101 Von Karman Avenue
Suite 1800
Irvine, California 92612
vgray@nossaman.com

If to Executive:

Richard Correia
400 West 61st St, Unit 2530
Waterline Square Tower Two
New York, New York 10069

15.4 No Admission of Liability. Each Party agrees that this Agreement and the terms, conditions and recitals contained herein are a good faith compromise of disputed claims and are not to be construed as an admission of liability on the part of any Party, or of any violation of any agreement, policy, procedure, or state or federal law or regulation, all such liability being specifically and expressly denied.

15.5 Governing Law, Jurisdiction, Venue and Enforcement of Agreement. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without regard to principles of conflict of laws. The Parties expressly consent to jurisdiction and venue in New York City, New York and waive any defenses related thereto. The Parties further agree that any disputes and/or any enforcement action shall be shall be resolved according to the dispute resolution provisions of Section 5 of the Employment Agreement.

15.6 Attorneys’ Fees. The Parties further agree that in the event that a claim is instituted to enforce any of the rights of the Parties to this Agreement, the prevailing Party in such litigation shall be entitled, as additional damages, to reasonably incurred attorneys’ fees and costs incurred in the enforcement of this Agreement. Except as otherwise provided for in this Agreement, each Party shall bear him or its own costs and attorneys’ fees, if any, relating to the matters referenced herein, including any costs or fees incurred in reaching this Agreement.

15.7 No Strict Construction. This Agreement shall be deemed prepared by all Parties and no contrary presumption, interpretation or construction shall arise in the event of any ambiguity or uncertainty thereof.

15.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original document, and all of which, when taken together, shall constitute a single document. Fax signatures and electronically transmitted signatures (for example: pdf files) shall constitute original signatures for the purpose of this Agreement.

15.9 Entire Agreement. Except for those provisions of the Employment Agreement, the Confidentiality and Assignment of Inventions Agreement, and IP Agreement, which survive Executive’s termination of employment with Company, this Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and fully supersedes any and all prior understandings, representations, warranties and agreements between the Parties, whether oral or written, pertaining to the subject matter of this Agreement and the Released Claims. The Parties acknowledge that none of the Parties, their agents or their attorneys have made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject matter of this Agreement, to induce the Parties to execute this Agreement, and acknowledge that the Parties have not executed this Agreement in reliance on any such promise, representation or warranty not contained herein.

15.10 Modification/Amendments. No provision of this Agreement may be altered, modified, or amended except by a subsequent writing signed by all Parties. The Parties agree that they will make no claim at any time that this Agreement has been orally altered or modified or otherwise changed by oral communications of any kind or character.

15.11 Severability. Except for the Release of Claims, should any provision of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

15.12 Beneficiaries. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties, including predecessor and successor corporations, and past, present and future parent corporations, subsidiaries, affiliates affiliated companies, agents, representatives, officers, directors, employees, attorneys, shareholders, successors and assignees, your estate and heirs (collectively “Your Beneficiaries”), and all persons, natural or juridical, in privity with them or any of them. This means that in the event of your death, Your Beneficiaries shall (a) receive the benefits described in Articles 2 and 3 above, and (b) be subject to all the same terms and conditions as you under this Agreement.

15.13 Complete Defense. You understand and agree that if you breach this Agreement (including but not limited to the Release of Claims), including but not limited to filing any claim or lawsuit against any of the Company Released Parties seeking any relief which has been released herein, the Release of Claims shall operate as a complete defense to such claims and all benefits provided herein shall cease, and you and Your Beneficiaries, and all persons in privity with them, may be required to reimburse the Company Released Parties for any damages and attorneys’ fees and costs incurred by the Company Released Parties. You further understand and agree that by entering into the Release of Claims pursuant to this Agreement, you are waiving his rights to pursue any and all Released Claims.

15.14 Cooperation. The Parties agree to do all acts and things and to make, execute and deliver such written instruments, as shall be reasonably required of each of them to carry out the terms and provisions of this Agreement and agree that time is of the essence.

15.15 Your Cooperation

15.15.1 You acknowledge and agree to provide the Company with any business information relating to his employment duties with the Company upon its request and to make yourself reasonably available to, and cooperate with, the Company and its respective representatives on an as needed basis with respect to any matter for which you had responsibility, about which you have knowledge, and/or in which you were engaged on behalf of the Company during your employment with the Company.

15.15.2 You further agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding. You understand and agree that your cooperation may include, but not be limited to, making yourself available to the Company upon reasonable notice for interviews, and factual investigations, appearing at the Company’s request to provide testimony without the necessity of receiving a subpoena, volunteering to the Company pertinent information, and turning over to the Company all relevant documents which may come into his possession.

15.15.3  You understand and agree that you will not receive any additional compensation/consideration for Complying with the provisions in this Article 15.15.

15.16 Continuing Duties. All covenants, agreements, representations and warranties, made herein, shall survive the termination of your employment and execution of this Agreement and are otherwise continuing duties, obligations, and responsibilities of the Parties. You further acknowledge and agree that the protection of the Company Released Parties’ Confidential Information, as defined in the Confidentiality Agreement and Operating Agreement, survive the termination of your employment with the Company and you agree to comply with said terms and conditions.

15.17 Non-Disparagement. You acknowledge and agree that, except as to statements required by law, compelled through valid legal process, or to the EEOC, SEC, or state agency, you will not make any derogatory or disparaging statements about the Company Released Parties or their operations, products, services, business, or employment practices, regardless of the truth or falsity of such statements. You understand that this Article 15.17 is a material term of this Agreement.

15.18 Authorization to Sign and Competency to Waive Claim. Each person executing this Agreement warrants and represents that he has full authority to bind the corresponding Party to this Agreement. You represent that you are competent to execute this Agreement and knowingly and voluntarily enter into this Agreement. You certify that you are not a party to any bankruptcy, lien, creditor-debtor or other proceedings that would impair your right or ability to waive all claims you may have against the Company Released Parties.

15.19 Assignment. You shall not assign this Agreement or any rights under this Agreement or delegate any of your duties under this Agreement without the prior written consent of the Company, and any such purported assignment or delegation without such consent shall be null and void and of no force or effect and shall thereupon constitute a material breach of this Agreement by you. The Company may assign this Agreement and any of its rights and duties under this Agreement, without your consent, to any third party in its sole and absolute discretion, provided that (i) notice of such assignment shall be provided to you on a timely basis, and (ii) any such assignment by the Company shall not relieve the Company from any liability under this Agreement.

THE UNDERSIGNED HAVE READ THE FOREGOING AGREEMENT AND ACCEPT AND AGREE TO THE PROVISIONS CONTAINED HEREIN, AND HEREBY EXECUTE IT, KNOWINGLY AND VOLUNTARILY, AND WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

If this Agreement is acceptable to you, please sign and date below and return the original to the Company within twenty-one (21) days provided it is not before the first day after your Separation Date. The Company’s offer contained herein will automatically expire if the Company does not receive the fully signed Agreement within the required timeframe.

The Company wishes you good luck in your future endeavors.

Sincerely,

MoneyLion Inc.

By:	Dee Choubey
Chief Executive Officer

AGREED:

Richard Correia

Date: ________________